Exhibit 14.1

International Fight League, Inc.
Code of Ethics for Chief Executive Officer and Financial Officers

International Fight League, Inc. (the “Company”) has adopted this Code of Ethics specifically for its chief executive officer (“CEO”) and all financial officers (the “Financial Officers”), including the chief financial officer and controller.  This Code of Ethics is intended to promote ethical conduct and compliance with law and to deter wrongdoing and conflicts of interest.

The CEO and the Financial Officers shall follow the following guidelines and policies in carrying out their responsibilities for the Company:

1.               In carrying out their duties, the CEO and the Financial Officers will promote full, fair, accurate, timely and understandable disclosure in all reports and other documents the Company files with, or furnishes or submits to, the Securities and Exchange Commission, as well as other public communications made by the Company.  Accordingly, the CEO and each Financial Officer shall promptly to bring to the attention of the CEO, and other Financial Officer and/or the Chief Legal Officer of the Company any material information of which she or he may become aware that affects the disclosures made by the Company in its public filings, if such information is not already being adequately addressed in public filings being prepared for the Company.

2.               The CEO and each Financial Officer shall promptly bring to the attention of the Board of Directors any information she or he may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

3.               In carrying out their duties, the CEO and each Financial Officer shall endeavor to comply, and to cause the Company to comply, with all applicable governmental laws, rules and regulations.

4.               The CEO shall promptly bring to the attention of the Chief Legal Officer and an independent director on the Board, and each Financial Officer shall promptly bring to the attention of the Chief Legal Officer or the CEO any information she or he may have concerning any (a) unethical behavior or dishonest or illegal acts involving any management or other employee who has a significant role in the Company’s financial reporting, disclosures or internal controls or (b) any actual or apparent conflicts of interest between personal and professional relationships.  If any of the matters described in the preceding sentence involves the CEO, the Financial Officer shall promptly bring the matter to the attention of the Chief Legal Officer and an independent director.

5.               The CEO shall promptly bring to the attention of the Chief Legal Officer and an independent director and each Financial Officer shall promptly bring to the attention of the Chief Legal Officer or the CEO any evidence she or he may have concerning any (a) material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof or (b) material violation by the CEO or any Financial Officer this Code of Ethics.  If any violation described in the preceding sentence involves the CEO, the Financial Officer shall bring the matter to the attention of the Chief Legal Officer and an independent director.  If the CEO or any Financial Officer reports such evidence in accordance with this paragraph and believes or has reason to believe the matter reported is not being or has not been adequately addressed by the Company, she or he shall report such matter to an independent director.

6.               The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code of Ethics by the CEO or any Financial Officer.  Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code of Ethics.  The Company shall at least annually report violations and the actions taken by the Company to Board of Directors.